EXHIBIT 11
                     PEPSICO, INC. AND SUBSIDIARIES
          Computation  of Net  Income Per Share of  Capital  Stock
             (in  millions except per share amounts, unaudited)

                                   12 Weeks Ended      24 Weeks Ended
                                 ------------------  -------------------
                                 6/13/98  6/14/97    6/13/98   6/14/97
                                 --------  -------- ---------  --------
Shares outstanding at
 beginning of period..........    1,491     1,539     1,502     1,545

Weighted average of shares
 issued during the period for
  exercise of stock options...        3        3         12         6

Weighted average shares
 repurchased..................       (9)      (8)       (23)      (12)
                                  ------  -------  --------- ---------

Average shares outstanding -
 Basic........................    1,485    1,534      1,491     1,539

Effect of dilutive securities
  Dilutive shares contingently
   issuable upon the exercise
    of stock options...........     155      152        158       152

  Shares assumed to have been
   purchased for treasury with
   assumed proceeds from the
   exercise of stock options...    (110)    (111)     (115)      (112)
                                  ------  -------- ---------  --------

Average shares outstanding -
  Assuming dilution...........    1,530    1,575      1,534     1,579
                                  ======  =======  =========  ========

Income from Continuing
 Operations...................     $494     $176       $871    $  494
Income from Discontinued
 Operations....................       -      480          -       589
                                  ------  -------  ---------  --------

Net Income....................     $494     $656       $871    $1,083
                                  ======  =======  =========  ========

Income per share - Basic
  Continuing Operations.......    $0.33    $0.11      $0.58     $0.32
  Discontinued Operations.....        -     0.31          -      0.38
                                  ------  -------  ---------  --------
  Net Income..................    $0.33    $0.42      $0.58     $0.70
                                  ======  =======  =========  ========

Income per share -
 Assuming dilution
  Continuing Operations.......    $0.33    $0.11      $0.57     $0.31
  Discontinued Operations.....        -     0.31          -      0.38
                                  ------  -------  ---------  --------
  Net Income..................    $0.33    $0.42      $0.57     $0.69
                                  ======  =======  =========  ========




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